UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

____________________

Valens Semiconductor Ltd.

(Name of Issuer)

ORDINARY SHARES, NO PAR VALUE

(Title of Class of Securities)

M9607U115

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

_______________

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M9607U115	13G	Page 2 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Yahal Zilka
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel and United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 19,140,612
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 19,140,612
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,140,612
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 3 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Modi Rosen
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 19,140,612
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 19,140,612
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,140,612
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 4 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Partners General Partner Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 19,140,612
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 19,140,612
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,140,612
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 5 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Capital Management II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 19,140,612
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 19,140,612
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,140,612
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 6 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Capital II (Israel), L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 2,526,281
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 2,526,281
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,526,281
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 7 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Capital II L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 12,817,180
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 12,817,180
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,817,180
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.1%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 8 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Capital II CEO Fund, L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 293,001
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 293,001
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 293,001
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 9 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Valens Co Investment Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER –0–
	6.	SHARED VOTING POWER 3,504,150
	7.	SOLE DISPOSITIVE POWER –0–
	8.	SHARED DISPOSITIVE POWER 3,504,150
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,504,150
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 98,094,171 Ordinary Shares as of October 1, 2021, as reported by the Issuer in its prospectus filed with the SEC on October 27, 2021.

CUSIP No. M9607U115	13G	Page 10 of 14 Pages

Item 1(a). Name of Issuer:

Valens Semiconductor Ltd. (the “Issuer”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel

Item 2(a). Name of Person Filing:

This statement is being filed by the following persons with respect to certain Ordinary Shares (the “Shares”) of the Issuer. Magma Venture Capital II (Israel), L.P. (“Magma II (Israel)”), Magma Venture Capital II L.P. (“Magma II”) and Magma Venture Capital II CEO Fund, L.P. (“Magma II CEO”) and Valens Co Investment Fund L.P. (“Valens Investment Fund” and, together with Magma II (Israel), Magma II and Magma II CEO, the “Funds”) directly own Ordinary Shares.

(a)	Yahal Zilka, the owner of fifty percent of Magma General Partner;

(b)	Modi Rosen, the owner of fifty percent of Magma General Partner;

(c)	Magma Venture Partners General Partner Ltd. (“Magma General Partner”), the sole general partner of Magma Venture Capital Management II L.P. (“Magma Management II”);

(d)	Magma Management II, the sole general partner of Magma II (Israel), Magma II and Magma II CEO and the co-general partner of Valens Investment Fund;

(e)	Magma II (Israel), which directly owns 2,526,281 Shares;

(f)	Magma II, which directly owns 12,817,180 Shares;

(g)	Magma II CEO, which directly owns 293,001 Shares; and

(i)	Valens Investment Fund, which directly owns 3,504,150 Shares.

Yahal Zilka, Modi Rosen, Magma General Partner, Magma Management II, Magma II (Israel), Magma II, Magma II CEO and Valens Investment Fund are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b). Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons:

c/o 22 Rothschild Blvd.

25th floor

Tel Aviv, 6688218

Israel

Item 2(c). Citizenship:

Yahal Zilka — Israel and United States of America

Modi Rosen — Israel

Magma General Partner — Israel

Magma Management II — Cayman Islands

Magma II (Israel) — Cayman Islands

Magma II — Cayman Islands

Magma II CEO — Cayman Islands

Valens Investment Fund — Cayman Islands

Item 2(d). Title of Class of Securities:

Ordinary Shares, No Par Value

Item 2(e). CUSIP Number: M9607U115

Item 3. Not Applicable.

CUSIP No. M9607U115	13G	Page 11 of 14 Pages

Item 4. Ownership.

The Reporting Persons hold ordinary shares of the Issuer.

For Yahal Zilka:

(a)	Amount beneficially owned: 19,140,612 ordinary shares.

(b)	Percent of class: 19.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 19,140,612

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 19,140,612

For Modi Rosen:

(a)	Amount beneficially owned: 19,140,612 ordinary shares.

(b)	Percent of class: 19.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 19,140,612

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 19,140,612

For Magma General Partner:

(a)	Amount beneficially owned: 19,140,612 ordinary shares.

(b)	Percent of class: 19.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 19,140,612

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: –19,140,612

For Magma Management II:

(a)	Amount beneficially owned: 19,140,612 ordinary shares.

(b)	Percent of class: 19.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 19,140,612

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 19,140,612

For Magma II (Israel):

(a)	Amount beneficially owned: 2,526,281 ordinary shares

(b)	Percent of class: 2.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 2,526,281

(iii)	Sole power to dispose or to direct the disposition of:–0–

(iv)	Shared power to dispose or to direct the disposition of: 2,526,281

For Magma II:

(a)	Amount beneficially owned: 12,817,180 ordinary shares

(b)	Percent of class: 13.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 12,817,180

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 12,817,180

Magma II CEO:

(a)	Amount beneficially owned: 293,001 ordinary shares

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:–0–

(ii)	Shared power to vote or to direct the vote: 293,001

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 293,001

For Valens Investment Fund:

(a)	Amount beneficially owned: 3,504,150 ordinary shares.

(b)	Percent of class: 3.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: –0–

(ii)	Shared power to vote or to direct the vote: 3,504,150

(iii)	Sole power to dispose or to direct the disposition of: –0–

(iv)	Shared power to dispose or to direct the disposition of: 3,504,150

CUSIP No. M9607U115	13G	Page 12 of 14 Pages

Item 5. Ownership of Five Percent or Less of a Class Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

As the general partner of Magma Management II (which is the sole general partner of Magma II (Israel), Magma II and Magma II CEO and the co-general partner of Valens Investment Fund), Magma General Partner may be deemed to beneficially own all 19,140,612 Shares held directly by the Funds and have the power to direct the dividends from or the proceeds of the sale of such Shares. Yahal Zilka and Modi Rosen, who jointly control Magma General Partner, may be deemed to beneficially own all 19,140,612 Shares held directly by the Funds and have the joint power to direct the dividends from or the proceeds of the sale of such Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not applicable.

CUSIP No. M9607U115	13G	Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2022

YAHAL ZILKA

/s/ Yahal Zilka
Name:	Yahal Zilka

MODI ROSEN

/s/ Modi Rosen
Name:	Modi Rosen

MAGMA VENTURE PARTNERS GENERAL PARTNER LTD.

/s/ Yahal Zilka
Name:	Yahal Zilka

/s/ Modi Rosen
Name:	Modi Rosen

MAGMA VENTURE CAPITAL MANAGEMENT II L.P.

By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II (ISRAEL), L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II CEO FUND, L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

VALENS CO INVESTMENT FUND L.P.

By:	Magma Venture Capital Management II L.P., its co-General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

By:	MVP II Co-Investment GP L.P., its co-General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

CUSIP No. M9607U115	13G	Page 14 of 14 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 8, 2022

YAHAL ZILKA

/s/ Yahal Zilka
Name:	Yahal Zilka

MODI ROSEN

/s/ Modi Rosen
Name:	Modi Rosen

MAGMA VENTURE PARTNERS GENERAL PARTNER LTD.

/s/ Yahal Zilka
Name:	Yahal Zilka

/s/ Modi Rosen
Name:	Modi Rosen

MAGMA VENTURE CAPITAL MANAGEMENT II L.P.

By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II (ISRAEL), L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II CEO FUND, L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

VALENS CO INVESTMENT FUND L.P.

By:	Magma Venture Capital Management II L.P., its co-General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

By:	MVP II Co-Investment GP L.P., its co-General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors